UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*

                               LANDCARE USA, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   51476F 10 4
                                 (CUSIP Number)


                                 AUGUST 10, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
            / / Rule 13d-1(b)
            /X/ Rule 13d-1(c)
            / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP No. 51476F 10 4                                                Page 2 of 6
                                                                     Pages
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          NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Rex Gore
    1                             SSN: ###-##-####
--------------------------------------------------------------------------------

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
    2                                                           (b) |X|
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    3     SEC USE ONLY
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          CITIZENSHIP OR PLACE OF ORGANIZATION

    4        United States
--------------------------------------------------------------------------------
                         SOLE VOTING POWER

                    5       844,264
                    ------------------------------------------------------------
                         SHARED VOTING POWER

                    6       0
       NUMBER OF    ------------------------------------------------------------
        SHARES           SOLE DISPOSITIVE POWER
     BENEFICIALLY
       OWNED BY     7       844,264
         EACH       ------------------------------------------------------------
      REPORTING          SHARED DISPOSITIVE POWER
        PERSON
         WITH       8       0
--------------------------------------------------------------------------------

                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9               844,264
--------------------------------------------------------------------------------



                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          10           CERTAIN SHARES    |_|
--------------------------------------------------------------------------------

                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          11              5.67%
--------------------------------------------------------------------------------

                       TYPE OF REPORTING PERSON*

          12              IN
--------------------------------------------------------------------------------


                                Page 2 of 6 Pages

      ITEM 1.

             (A)   NAME OF ISSUER

                   LandCARE USA, Inc.

             (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                   Three Riverway, Suite 630
                   Houston, Texas  77056

      ITEM 2.

             (A)   NAME OF PERSON FILING

                   Rex Gore

             (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                   8711 Burnett Road, Suite #F73
                   Austin, Texas  78757

             (C)   CITIZENSHIP

                   United States

             (D)   TITLE OF CLASS OF SECURITIES

                   Common Stock, par value $.01 per share

             (E)   CUSIP NUMBER

                   51476F 10 4

      ITEM 3.      STATUS OF PERSON FILING

            (a)   [ ]    Broker or Dealer registered under Section 15 of the Act

            (b)   [ ]    Bank as defined in Section 3(a)(6) of the Act

            (c)   [ ]    Insurance Company as defined in  Section 3(a)(19) of
                         the Act

            (d)   [ ]    Investment Company registered under Section 8 of the
                         Investment Company Act

                                Page 3 of 6 Pages

            (e)   [ ]    Investment Advisor registered under Section 203 of the
                         Investment Advisors Act of 1940

            (f)   [ ]    Employee Benefit Plan, Pension Fund which is subject to
                         the provisions of Employee  Retirement Income Security
                         Act of 1974 or the Endowment Fund; see ss. 240.13d-1(b)
                         (1)(ii)(F)

            (g)   [ ]    Parent Holding Company or control person in accordance
                         with ss. 240.13d-1(b)(ii)(G)

            (h)   [ ]    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act (12 U.S.C. ss. 1813)

            (i)   [ ]    A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. ss. 80a-3)

            (j)   [ ]    Group, in accordance with ss. 240.13d-1(b)(ii)(H)

            If this Statement is filed pursuant to Section 240.13d-1(c), check
            this box.      |X|


      ITEM 4.    OWNERSHIP

             (A)   AMOUNT BENEFICIALLY OWNED

                   844,264 shares

             (B)   PERCENT OF CLASS

                   5.67%

             (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)  sole power to vote or to direct the vote:

                        844,264

                  (ii) shared power to vote or to direct the vote:

                        - 0 -

                  (iii) sole power to dispose or to direct the disposition of:

                        844,264

                                Page 4 of 6 Pages

                  (iv)  shared power to dispose or to direct the disposition of:

                        - 0 -


      ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable.


      ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON

                  Not Applicable


      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.


      ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP

                  Not Applicable.


      ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.


      ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  Page 5 of 6 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


      Date:       September 3, 1998


                                        -------------------------------------
                                              Rex Gore


                              Page 6 of 6 Pages